Exhibit 99.1

Strayer Education, Inc. Reports Third Quarter 2014 Revenues and Earnings; and Fall Term 2014 Enrollments

HERNDON, Va.--(BUSINESS WIRE)--October 30, 2014--Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three and nine months ended September 30, 2014. Financial highlights are as follows:

Three Months Ended September 30

  Revenues for the three months ended September 30, 2014 decreased 8% to $100.8 million, compared to $110.0 million for the same period in 2013, principally due to lower enrollment and lower revenue per student.
  Income from operations was $9.2 million compared to $6.6 million for the same period in 2013, an increase of 39%. Income from operations for the quarter includes a $1.5 million non-cash adjustment to reduce the Company’s liability for losses on facilities no longer in use. Operating income margin was 9.1% compared to 6.0% for the same period in 2013.
  Net income was $5.0 million compared to $3.1 million for the same period in 2013, an increase of 57%. Net income for the quarter includes $0.9 million in after-tax benefits from the adjustment to the Company’s liability for losses on facilities no longer in use.
  Diluted earnings per share was $0.46 compared to $0.30 for the same period in 2013, an increase of 53%. Diluted earnings per share for the quarter includes $0.09 per share in after-tax earnings related to the reduction of the Company’s liability for losses on facilities no longer in use. Diluted weighted average shares outstanding increased 1% to 10,663,000 from 10,552,000 for the same period in 2013.

Nine Months Ended September 30

  Revenues for the nine months ended September 30, 2014 decreased 13% to $330.0 million, compared to $379.5 million for the same period in 2013, principally due to lower enrollment and lower revenue per student.
  Income from operations was $59.1 million compared to $62.8 million for the same period in 2013, a decrease of 6%. Income from operations for the nine months ended September 30, 2014 includes a $3.9 million, non-cash adjustment to reduce the Company’s liability for losses on facilities no longer in use. Operating income margin was 17.9% compared to 16.5% for the same period in 2013.
  Net income was $33.4 million compared to $35.4 million for the same period in 2013, a decrease of 6%. Net income for the nine months ended September 30, 2014 includes $2.3 million in after-tax benefits from the adjustment to the Company’s liability for losses on facilities no longer in use.
  Diluted earnings per share was $3.15 compared to $3.32 for the same period in 2013, a decrease of 5%. Diluted earnings per share for the nine months ended September 30, 2014 includes $0.22 per share in after-tax earnings related to the reduction of the Company’s liability for losses on facilities no longer in use. Diluted weighted average shares outstanding decreased slightly to 10,622,000 from 10,646,000 for the same period in 2013.

Balance Sheet and Cash Flow

At September 30, 2014, the Company had cash and cash equivalents of $150.5 million. The Company generated $62.1 million from operating activities in the first nine months of 2014 compared to $72.2 million during the same period in 2013. Capital expenditures were $4.1 million for the nine months ended September 30, 2014 compared to $7.1 million for the same period in 2013.

The Company is party to a revolving credit and term loan agreement. This credit facility, which is secured by the assets of the Company, provides a $100.0 million revolving credit facility and a $125.0 million term loan facility with a maturity date of December 31, 2016. At September 30, 2014, the Company had $119.5 million outstanding under its term loan and no outstanding balance under its revolving credit facility.

The Company had $70.0 million of share repurchase authorization remaining at September 30, 2014. No shares were repurchased in the third quarter of 2014.

For the third quarter of 2014, bad debt expense as a percentage of revenues was 3.6% compared to 4.5% for the same period in 2013. Days sales outstanding was 16 days at the end of the third quarter of 2013 and 2014.

Student Enrollment

Total enrollments at Strayer University for the 2014 fall term decreased 2% to 42,189 students compared to 43,192 students for the same term in 2013. Across the Strayer University campus and online system, new student enrollments increased 5%, while continuing student enrollments decreased 4%.

Capital Allocation

The Company announced today that its Board of Directors amended its share repurchase program by extending the deadline for use of the $70 million remaining under its current authorization to December 31, 2015. The Company intends to conduct such purchases, if any, in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. This share repurchase program may be modified, suspended or terminated at any time by the Company without notice.

Common Stock and Common Stock Equivalents

At September 30, 2014, the Company had 10,903,341 common shares issued and outstanding, including 332,050 shares of restricted stock. The Company also had 200,000 restricted stock units outstanding, and 100,000 unvested stock options outstanding.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its third quarter 2014 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 10 minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University. Strayer’s mission is to make higher education achievable for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to working adult students. Strayer University also offers an executive MBA online and corporate training programs through its Jack Welch Management Institute. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is based in Washington, D.C. and accredited by the Middle States Commission on Higher Education, 3624 Market Street, Philadelphia, PA 19104. (267-284-5000). The Middle States Commission on Higher Education is an institutional accrediting agency recognized by the U.S. Secretary of Education and the Council for Higher Education Accreditation.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2013	2014	2013	2014

Revenues	$110,031	$100,756	$379,517	$329,971
Costs and expenses:
Instruction and educational support	63,673	55,927	208,405	174,839
Marketing	23,077	20,514	57,026	50,188
Admissions advisory	5,188	4,071	15,751	12,623
General and administration	11,472	11,028	35,538	33,198
Total costs and expenses	103,410	91,540	316,720	270,848
Income from operations	6,621	9,216	62,797	59,123
Investment income	1	42	1	45
Interest expense	1,391	1,311	4,024	3,945
Income before income taxes	5,231	7,947	58,774	55,223
Provision for income taxes	2,082	2,994	23,392	21,810
Net income	$3,149	$4,953	$35,382	$33,413

Earnings per share:
Basic	$0.30	$0.47	$3.34	$3.17
Diluted	$0.30	$0.46	$3.32	$3.15

Weighted average shares outstanding:
Basic	10,510	10,571	10,608	10,555
Diluted	10,552	10,663	10,646	10,622

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	September 30,
	2013	2014
ASSETS
Current assets:
Cash and cash equivalents	$94,760	$150,471
Tuition receivable, net	15,842	15,712
Other current assets	16,738	16,497
Total current assets	127,340	182,680
Property and equipment, net	94,421	84,403
Deferred income taxes	17,129	15,209
Goodwill	6,800	6,800
Other assets	8,576	6,392
Total assets	$254,266	$295,484

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$38,527	$47,713
Income taxes payable	2,569	1,040
Deferred revenue	656	4,258
Other current liabilities	281	281
Current portion of term loan	3,125	5,469
Total current liabilities	45,158	58,761
Term loan, net of current portion	118,750	114,063
Other long-term liabilities	51,456	44,942
Total liabilities	215,364	217,766
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01, 20,000,000 shares authorized; 10,797,464 and 10,903,341 shares issued and outstanding at December 31, 2013 and September 30, 2014, respectively	108	109
Additional paid-in capital	7,137	12,383
Retained earnings	31,629	65,042
Accumulated other comprehensive income (loss)	28	184
Total stockholders' equity	38,902	77,718
Total liabilities and stockholders' equity	$254,266	$295,484

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the nine months ended
	September 30,
	2013	2014
Cash flows from operating activities:
Net income	$35,382	$33,413
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(210)	(210)
Amortization of deferred rent	(216)	(754)
Amortization of deferred financing costs	585	585
Depreciation and amortization	18,561	15,782
Deferred income taxes	(3,503)	(514)
Stock-based compensation	8,398	7,058
Changes in assets and liabilities:
Tuition receivable, net	3,576	1,813
Other current assets	1,668	(739)
Other assets	(2)	147
Accounts payable and accrued expenses	188	10,215
Income taxes payable and income taxes receivable	6,591	(27)
Deferred revenue	769	8,108
Other long-term liabilities	374	(12,764)
Net cash provided by operating activities	72,161	62,113

Cash flows from investing activities:
Purchases of property and equipment	(7,115)	(4,058)
Net cash used in investing activities	(7,115)	(4,058)

Cash flows from financing activities:
Payments on term loan	(2,344)	(2,344)
Repurchase of common stock	(24,999)	-
Net cash used in financing activities	(27,343)	(2,344)
Net increase in cash and cash equivalents	37,703	55,711
Cash and cash equivalents - beginning of period	47,517	94,760
Cash and cash equivalents - end of period	$85,220	$150,471

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$274	$583

CONTACT:
Strayer Education, Inc.
Mark C. Brown, Executive Vice President and Chief Financial Officer
703-247-2514
or
Dan Jackson, Senior Vice President and Treasurer
703-713-1862
daniel.jackson@strayer.edu